EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Palatin Technologies, Inc. Announces Pricing of Public Offering of
Common Stock and Warrants

CRANBURY, NJ – February 24, 2011 – Palatin Technologies, Inc. (NYSE Amex: PTN) today announced the pricing of its underwritten public offering of 23,000,000 units, consisting of 23,000,000 shares of its common stock, Series A Warrants to purchase 2,000,000 shares of its common stock and Series B Warrants to purchase 21,000,000 shares of its common stock, at a price to the public of $1.00 per unit. Palatin expects that the net proceeds of the offering will be approximately $21,100,000 after deducting underwriting discounts and commissions and other estimated offering expenses.

Each unit consists of one share of common stock, a Series A Warrant exercisable for 0.087 of a share of common stock at an initial exercise price of $1.00 per share and a Series B Warrant exercisable for 0.913 of a share of common stock at an initial exercise price of $1.00 per share. The Series A Warrants are exercisable immediately upon issuance and expire on the fifth anniversary of the date of issuance.  The Series B Warrants are exercisable beginning one year and one day from the date of issuance, but only if Palatin’s stockholders increase the number of its authorized shares of common stock, and expire on the fifth anniversary of the date they first become exercisable.

The offering is expected to close on or about March 1, 2011, subject to the satisfaction of customary closing conditions.

Roth Capital Partners is acting as sole book-running manager for the offering and Madison Williams and Company is acting as co-manager.

Palatin intends to use the proceeds from this offering for general corporate purposes and working capital, including its clinical trial program with bremelanotide for female sexual dysfunction, and secondarily for its PL-3994 development programs for asthma and a development program for new peptides for sexual dysfunction.

The units are being offered by Palatin Technologies pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission on February 23, 2011. Electronic copies of the prospectus may be obtained, when available, at the Securities and Exchange Commission's website at http://www.sec.gov/. Copies of the prospectus may also be obtained from Roth Capital Partners, LLC Equity Capital Markets, 24 Corporate Plaza, Newport Beach, CA 92660, at 800-678-9147 and Rothecm@roth.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

-More-

Conference Call / Webcast
Palatin will host a conference call and webcast today at 11:00 a.m. Eastern Time to discuss its quarter ended December 31, 2010 financial results and plans for its programs under development.  Individuals interested in listening to the conference call live can dial 1-888-254-2801 (domestic) or 1-913-981-4905 (international), Passcode 2873560. The webcast and replay can be accessed by logging on to the “Investor/Media Center-Webcasts” section of Palatin’s website at http://www.palatin.com. A telephone and webcast replay will be available approximately one hour after the completion of the call. To access the telephone replay, dial 1-888-203-1112 (domestic) or 1-719-457-0820 (international), Passcode 2873560.  The webcast and telephone replay will be available through March 3, 2011.

About Palatin Technologies, Inc.
Palatin Technologies, Inc. is a biopharmaceutical company dedicated to the development of peptide, peptide mimetic and small molecule agonists with a focus on melanocortin and natriuretic peptide receptor systems. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential.  For additional information regarding Palatin, please visit Palatin Technologies’ website at www.palatin.com.

Forward-looking Statements
Statements about future expectations of Palatin Technologies, Inc., including statements about its development programs, proposed indications for its product candidates, ability to obtain additional funding, the size and terms of any offering and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for various reasons, including, but not limited to Palatin’s ability to complete this offering, fund development of its technology, ability to establish and successfully complete clinical trials and pre-clinical studies and the results of those trials and studies, dependence on its partners for certain development activities, need for regulatory approvals and commercial acceptance of its products, ability to protect its intellectual property, and other factors discussed in the Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

Palatin Technologies Investor Inquiries:
Stephen T. Wills, CPA, MST
EVP-Operations / Chief Financial Officer
Tel: (609) 495-2200/info@palatin.com

Palatin Technologies Media Inquiries:
Carney Noensie, Burns McClellan
Vice President, Investor Relations
Tel: (212) 213-0006/cnoensie@burnsmc.com

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